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                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                              )        Chapter 11
                                    )
MARINER POST-ACUTE                  )        Case No. 00-00113(MFW)
NETWORK, NC.,                       )        through 00-214 (NMW)
a Delaware corporation,             )
                                    )        (Jointly Administered)
and affiliates,                     )
                                    )
                  Debtors.          )
                                    )
------------------------------------

ORDER. UNDER 11 U.S.C.SS.SS.105, 363, 364, 365 AND 1146(C) AND FED. R. BANKR. P.
     6004, 6906 AND 9019: (I) AUTHORIZING THE SALE TO AN AFFILIATE OF CIENA
           HEALTHCARE MANAGEMENT, INC. OF FOUR FACILITIES AND RELATED
         PERSONAL PROPERTY FREE AND CLEAR OF CLAIMS, LIENS, ENCUMBRANCES
         AND INTERESTS; (II) APPROVING A RELATED ANCILLARY RESTRUCTURING
              AGREEMENT WITH OMEGA HEALTHCARE INVESTORS, INC., THE
         MORTGAGEE OF THE SUBJECT PROPERTY; (III) DETERMINING THAT SUCH
         SALE IS EXEMPT FROM ANY STAMP, TRANSFER, RECORDING, OR SIMILAR
            TAX; (IV) AUTHORIZING THE REJECTION OF CERTAIN EXECUTORY
                   CONTRACTS; AND (V) GRANTING RELATED RELIEF

                  Upon the motion dated December 22, 2000, as amended by the Amendment thereto dated January 5, 2001 (collectively, the "Motion"), of Mariner Post-Acute Network, Inc. ("MPAN") and certain subsidiaries which are also debtors and debtors-in-possession in the above-captioned cases (collectively, the "Subject Debtors") for an order under 11 U.S.C. ss.ss. 105, 363, 364, 365 and 1146(c) and Rules 6004, 6006, and 9019 of the Federal Rules of Bankruptcy
Procedure: (i) authorizing the sale by PHCM of the four Ciena Facilities(1) and the related personal property to Ciena Buyer, free and clear of all liens, claims, encumbrances and interests, other than those permitted in the Ciena Buyer Purchase Agreement, on terms providing for 100% purchase money financing;
(ii) approving a related Ancillary Restructuring Agreement with Omega Healthcare Investors, Inc. ("Omega"), the mortgagee of the subject property; (iii)

---------------
  1 All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Motion, the Omega Agreement or the Ciena Buyer Purchase Agreement.


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determining that such sale is exempt from any stamp, transfer, recording, or similar tax; (v) authorizing the rejection of executory contracts relating to the Ciena Facilities in connection with the sale to Ciena Buyer; and (vi) granting related relief, and upon the record in these cases; and after due deliberation thereon; and good and sufficient cause appearing therefor; it is hereby

                  FOUND THAT:

         A. This Court has jurisdiction over the Motion pursuant to 28 U.S.C. ss. ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss. ss. 1408 and 1409. This is a core proceeding under 28 U.S.C. ss. 157(b)(2)(A), (M), (N), and (O). The statutory predicates for the relief sought herein are 11 U.S.C. ss. ss. 105(a), 363, 364, 365, and 1146(c) and Fed. R. Bankr. P. 6004, 6006, and
9019.

         B. Due and proper notice of the Motion, the objection period and the hearing thereon has been given in accordance with the Order Establishing Notice Procedures entered in these cases, to (i) the United States Trustee for the District of Delaware; (ii) counsel to the Official Committee of Unsecured Creditors; (iii) The Chase Manhattan Bank and its counsel, in its capacity as Agent for the Debtors' senior secured prepetition lenders and as Agent for the Debtors' DIP Lenders; (iv) the Internal Revenue Service; (v) the Office of the United States Attorney; (vi) the United States Department of Justice; (vii) counsel to Omega, (viii) counsel to Ciena Buyer; (ix) all parties to the contracts and leases listed on Exhibit "A" hereto; (x) persons who have filed suit alleging personal injury claims against PACM or any of the Michigan Subsidiaries which operate the Ciena Facilities based on quality of care received at, or the condition of, the Ciena Facilities, as identified on Exhibit "D" to the Motion; and (xi) all parties that are on the Debtors' general service list. Such notice and the hearing thereon have been adequate and appropriate under the circumstances.

         C. Without in any way limiting the findings in paragraph B, proper and adequate service of the Motion by the Subject Debtors seeking the relief granted by this Order and proper and adequate notice and an opportunity for a hearing has been given to all holders of any liens and encumbrances upon the assets to be transferred under the Ciena Buyer Purchase Agreement and to all other parties required by law to receive notice of the sale or transfer of such assets.


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         D.       In response to the Motion and the notice thereof, the Subject
Debtors received an objection to the relief sought in the Motion. Such objection has been resolved as reflected herein.

         E. The Subject Debtors have: (i) full corporate power and authority to execute the Omega Agreement, the Ciena Buyer Purchase Agreement, and all other documents contemplated thereby; and (ii) all corporate power and authority necessary to consummate the transactions contemplated by the Omega Agreement and the Ciena Buyer Purchase Agreement.

         F. The Subject Debtors have exercised sound business judgment in deciding to proceed with the matters and transactions provided in the Omega Agreement and the Ciena Buyer Purchase Agreement, including the sale of the Ciena Facilities and personal property located thereat to Ciena Buyer.

         G. Approval of the Motion, Omega Agreement, and Ciena Buyer Purchase Agreement and consummation of the transactions provided therein at this time is necessary, appropriate and in the best interests of the Subject Debtors, their estates and their creditors and equity holders.

         H. Pursuant to section 363(b) of the Bankruptcy Code, the Subject Debtors have articulated good and sufficient business justification for proceeding with those transactions provided for in the Omega Agreement and the Ciena Buyer Purchase Agreement, and there exist valid business reasons for the prompt and speedy sale of the assets to be sold under the Ciena Buyer Purchase Agreement.

         I. The Subject Debtors and Omega negotiated the Omega Agreement in good faith, without collusion, and at arm's length.

         J. The Subject Debtors, Omega, and Ciena Buyer negotiated the Ciena Buyer Purchase Agreement in good faith, without collusion, and at arm's length. Ciena Buyer is a good faith purchaser and is purchasing the "Acquired Assets" (as defined under the Ciena Buyer Purchase Agreement) in good faith under section 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby.


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         K.       In the absence of a stay pending appeal, Ciena Buyer shall be deemed to be acting in good faith within the meaning of section 363(m) of the Bankruptcy Code in consummating the Ciena Buyer Purchase Agreement and closing the sale contemplated thereby at any time after the entry of this Order.

         L. The transactions proposed under the Omega Agreement and the Ciena Buyer Purchase Agreement are fair and reasonable to the Subject Debtors. The value to be received thereunder by the Subject Debtors for the Ciena Facilities is fair and reasonable. The consideration provided to the Subject Debtors by Omega and Ciena Buyer is adequate. The transfer of the Ciena Facilities and other "Acquired Assets" under the Ciena Buyer Purchase Agreement constitute transfers for reasonably equivalent value and fair consideration.

         M. The "Acquired Assets" under the Ciena Buyer Purchase Agreement and the business represented by such assets have been adequately marketed and will lose value and continue to generate losses for the Subject Debtors absent a prompt and speedy sale thereof.

         N. Proceeding with the sales and other matters and transactions provided for in the Omega Agreement and the Ciena Buyer Purchase Agreement is in the best interests of the Subject Debtors and their respective estates, creditors and holders of equity interests.

         O. All requirements of section 363 of the Bankruptcy Code with respect to the sale or transfer of assets under the Ciena Buyer Purchase Agreement have been met.

         P. All amounts, if any, to be paid by the Subject Debtors pursuant to the Omega Agreement and the Ciena Buyer Purchase Agreement constitute administrative expenses (secured or unsecured as provided in the Omega Agreement and the Ciena Buyer Purchase Agreement) under sections 503(b) and 507(a)(1) of the Bankruptcy Code which are payable, if any, without further order of the Court.

         Q. The Subject Debtors are hereby authorized to sell the Ciena Facilities free and clear of all claims, liens, encumbrances, and other interests, other than those expressly assumed, or taken subject to, by Ciena under the Ciena Buyer Purchase Agreement, because each entity with such a lien, security interest, or other interest in the Facilities has consented to, or is deemed


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to have consented to, the sale of such property, or each entity could be compelled in a legal or equitable proceeding to accept a money satisfaction of such interest, including the acceptance of substitute collateral.

         R. The Subject Debtors have good title to the Ciena Facilities. The transfer of the Ciena Facilities to Ciena Buyer under the Ciena Buyer Purchase Agreement shall be legal, valid and effective transfers of property of the Subject Debtors' estates to Ciena Buyer, and, except as provided under the Ciena Buyer Purchase Agreement, the sale of the Ciena Facilities shall be free and clear of any and all liens, claims, interests, and encumbrances under section 363(f) of the Bankruptcy Code.

         S. Consummation of the sale of the Ciena Facilities does not and shall not subject Ciena Buyer to any debts, liabilities, obligations, commitments, responsibilities or claims of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, existing as of the date hereof or hereafter arising, of or against any of the Subject Debtors or any affiliate of the Subject Debtors by reason of such transfers and assignments under the laws of the United States, any state, territory or possession thereof, or the District of Columbia applicable to such transactions, other than as expressly provided in the Ciena Buyer Purchase Agreement, and any transaction documents executed pursuant thereto in connection with the transactions contemplated therein. Ciena Buyer is not, as a result of the consummation of the transactions contemplated by the Ciena Buyer Purchase Agreement, subject to any liabilities or obligations of any Subject Debtor, except as specifically set forth in the Ciena Buyer Purchase Agreement.

         T. Ciena Buyer does not constitute a successor to the Subject Debtors because, among other reasons:

                  1. Other than as expressly set forth in the Ciena Buyer Purchase Agreement, Ciena Buyer is not expressly or impliedly agreeing to assume any of the Subject Debtors' debts;

                  2. The transaction does not amount to a consolidation, merger, or de facto merger of Subject Debtors and Ciena Buyer;

                  3. Ciena Buyer is not merely a continuation of the Subject Debtors; and


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                  4.       The transactions are not being entered into
fraudulently or in order to escape liability for the Subject Debtors' debts.

         U. The Subject Debtors have demonstrated that it is an exercise of their sound business judgment to reject executory contracts and unexpired leases pertaining to the Ciena Facilities as provided in this Order, and that doing so is in the best interests of the Subject Debtors, their estates and their creditors.

         V. Pursuant to section 363(b) of the Bankruptcy Code, the Subject Debtors have articulated good and sufficient business justification for the sale of the Ciena Facilities.

         W. All of the provisions of this Order are non-severable and mutually dependent.

         X. The sale of the Ciena Facilities to Ciena Buyer is a prerequisites to the Subject Debtors' ability to restructure the Omega Debt and confirm and consummate a plan or plans of reorganization. Such sale is a sale in contemplation of a plan, and, accordingly, is a transfer pursuant to section 1146(c) of the Bankruptcy Code, which shall not be taxed under any law imposing a stamp tax or similar tax.

                  NOW, THEREFORE, IT IS ORDERED, ADJUDGED AND DECREED THAT:

                  1. The Motion and the relief sought therein are GRANTED, and the terms and conditions of the Omega Agreement annexed thereto as Exhibit "B" and the Ciena Buyer Purchaser Agreement annexed to the Omega Agreement as Exhibit "A" thereto are approved.

                  2. Any objections to the Motion or the relief requested therein that have not been withdrawn with prejudice, waived, or settled, are overruled on the merits.

                  3. Pursuant to section 363(b) of the Bankruptcy Code, the Subject Debtors are hereby authorized to consummate the sale of the Ciena Facilities, pursuant to and in accordance with the terms and conditions of the Omega Agreement and the Ciena Buyer Purchase Agreement, respectively, and otherwise to proceed with those matters set forth in the Omega Agreement and the Ciena Buyer Purchase Agreement and consummate the transactions


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set forth therein immediately upon entry of this Order, and the stay otherwise arising under Bankruptcy Rule 6004(g) shall not apply and is waived.

                  4. Without in any manner limiting the scope of paragraph 3, pursuant to sections 363 and 364 of the Bankruptcy Code, the transfer by PHCM of an undivided 50% interest in the Ciena Buyer Note to Omega, the liens granted to Omega, and the secured financing in the form of the Maintenance Obligation Note, as provided in the Omega Agreement, are hereby approved and authorized.

                  5. The Subject Debtors are authorized to execute and deliver, and empowered to perform under, consummate and implement, the Omega Agreement and the Ciena Buyer Purchase Agreement, together with all additional instruments, agreements and documents that may be reasonably necessary or desirable to implement the Omega Agreement and the Ciena Buyer Purchase Agreement, and to take all further actions as may reasonably be requested by Omega and Ciena Buyer, respectively, for the purpose of assigning, transferring, granting, conveying, and conferring to Ciena Buyer, or reducing to possession the Ciena Facilities, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Omega Agreement and the Ciena Buyer Purchase Agreement.

                  6. Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, upon the closing under the Ciena Buyer Purchase Agreement, Ciena Buyer shall acquire all right, title and interest in the Ciena Facilities, and all tangible personal property owned by the PHCM Debtors located thereat and used solely in connection with such Ciena Facilities. Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the transfer of the Ciena Facilities, and such personal property pursuant to the Ciena Buyer Purchase Agreement, shall be free and clear of all mortgages, security interests, conditional sale or other title retention agreements, pledges, liens, judgments, demands, encumbrances, constructive or resulting trusts, right to future income, easements, restrictions, rights of first refusal or charges of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, or other exercise of any attributes of ownership (collectively, "Interests"), and free and clear of all debts arising in any way in


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connection with any acts, or failures to act, of the Subject Debtors or the
Subject Debtors' predecessors or affiliates, any claims (as that term is defined in the Bankruptcy Code) and preclosing obligations or otherwise, including obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests and matters of any kind and nature, whether arising prior to or subsequent to the Ciena Closing or commencement of these cases, and whether imposed by agreement, understanding, law, equity, or otherwise (collectively, the "Claims"), except for any encumbrances which Ciena Buyer has expressly agreed to assume under the Ciena Buyer Purchase Agreement, with all such Interests and Claims to attach to PHCM's undivided 50% interest in the Ciena Buyer Note that is not being transferred to Omega in the order of and subject to their existing priority as to the transferred assets, with the same validity, force, and effect which they now have as against the transferred assets, subject to any claims and defenses the Subject Debtors may possess with respect thereto.

                  7. Any currently existing prospective liens for taxes due for periods from and after the date of the Ciena Closing shall remain attached to and be a lien on the Ciena Facilities.

                  8. Neither the purchase of the Ciena Facilities by Ciena Buyer, nor the subsequent operation by Ciena Buyer of any business previously operated by the Subject Debtors, will cause Ciena Buyer to be deemed, under any theory of law or equity, a successor in any respect to the Subject Debtors' business within the meaning of any revenue, pension, ERISA, tax, labor, environmental, Medicare, Medicaid, or other health care reimbursement law, rule, or regulation, or under any personal injury, tort, contract, medical malpractice, fiduciary or product liability law with respect to the Subject Debtors' liability or any other law, rule, or regulation, and Ciena Buyer shall not be treated either as a Subject Debtor nor as a successor to a Subject Debtor and shall have no liability for any Claim against any Subject Debtor, except as expressly provided in the Ciena Buyer Purchase Agreement.

                  9. Ciena Buyer shall not be responsible for any obligations of the Subject Debtors except those expressly assumed under the Ciena Buyer Purchase Agreement.


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                  10.      Except as specifically provided in paragraph 16, no
person or entity, including, without limitation, any federal, state, or local governmental agency, department, or instrumentality, shall assert by suit or otherwise, against Ciena Buyer, or its respective successors in interest any Claims or Interests that they had, have, or may have against any of the Subject Debtors, their affiliates, subsidiaries, or predecessors, or any liability, debt, or obligation relating to or arising from the Ciena Facilities, or the Subject Debtors', their affiliates', subsidiaries', or predecessors' operations or use of the Ciena Facilities before the consummation of the transaction contemplated by the Ciena Buyer Purchase Agreement, and all persons and entities are hereby enjoined from asserting against Ciena Buyer in any way any such Claims, Interests, liabilities, debts, or obligations.

                  11. All holders of any encumbrances and of any claims against the Subject Debtors (including, but not limited to, any claims of any taxing authorities in respect of taxes asserted to be due and owing ("Tax Claims")) will be forever barred from asserting any encumbrances or claims against Ciena Buyer, its successors and assigns, the assets transferred pursuant to the Ciena Buyer Purchase Agreement, or any other assets of Ciena Buyer, or its successors and assigns as a consequence of such encumbrances, claims or Tax Claims. All claims and encumbrances against and interests in such transferred assets shall be channeled to PHCM's undivided 50% interest in the Ciena Buyer Note that is not being transferred to Omega as set forth in paragraph 6; following the closing date under the Ciena Buyer Purchase Agreement, the sole and exclusive right and remedy available to such claimants and interest holders with respect to the Claims or Interests respecting any such assets shall be the right to assert claims against the PHCM Debtors and PHCM's undivided 50% interest in the Ciena Buyer Note that is not being transferred to Omega as set forth in paragraph 6.

                  12. The transfer of the Ciena Facilities pursuant to the Ciena Buyer Purchase Agreement is a transfer pursuant to section 1146(c) of the Bankruptcy Code, and, accordingly, shall not be taxed under any law imposing a stamp tax or similar tax. Accordingly, the deeds


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given by PHCM to Ciena Buyer are given pursuant to section 1146(c) of the
Bankruptcy Code and are exempt from all state and county-imposed transfer, stamp, recording and similar taxes.

                  13. No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the Subject Debtors' sale of the Ciena Facilities to Ciena Buyer.

                  14. The Subject Debtors are hereby authorized to reject all executory contracts and unexpired leases listed on Exhibit "A" hereto ("Rejected Contracts"), effective as of the closing under the Ciena Buyer Purchase Agreement or such other date to which the Subject Debtors and Ciena Buyer shall agree. Nothing in the Motion or this Order shall constitute or be deemed to be an admission, finding, or determination that any of the Rejected Contracts constitute executory contracts or unexpired leases pursuant to Bankruptcy Code section 365 or to limit or modify any right of any Debtor to object to any claim based thereon.

                  15. Except as specifically provided in the next paragraph of this Order, and notwithstanding anything else to the contrary in the Motion, nothing contained in this Order shall be deemed to authorize or provide for the assumption, the assumption and assignment, or the rejection of any Medicare and/or Medicaid provider agreement or similar agreement (collectively, "Provider Agreements"); and this Order is without prejudice to any future motion of any Debtor respecting any such assumption, assumption and assignment, or rejection, and any opposition which may be interposed thereto.

                  16. The applicable Subject Debtor or Subject Debtors hereby assume and assign the Medicare Provider Agreement and provider number applicable to each of the Ciena Facilities to Ciena Buyer or its designee(s); provided, however, that nothing in this Order shall be construed to relieve Ciena Buyer from complying with all procedures, rules and regulations of the Medicare program, including, but not limited to, the requirement that the assignee apply for and obtain HCFA approval of a change of ownership on form 855; and provided further that: (i) by reason of such assumption and assignment, any claim of Medicare, the applicable fiscal intermediary, HHS, or any other governmental entity against the applicable Subject Debtor under such assumed and assigned Medicare Provider Agreement arising prior to the January 18, 2000


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petition date shall be treated as an expense of administration of such Debtor, and shall be paid either in accordance with a confirmed plan of reorganization for such Debtor or, if such Debtor's case is converted to a case under chapter 7 of the Bankruptcy Code, shall constitute a chapter 11 cost of administration in such converted case; and (ii) notwithstanding the foregoing and such assumption and assignment, any claim of Medicare, the applicable fiscal intermediary, HHS, or any other party against any Debtor under such assumed and assigned Medicare Provider Agreement arising prior to the January 18, 2000 petition date may not be offset against any claim of any Debtor arising after the filing of these chapter 11 cases (except that the United States reserves all rights set forth in the stipulation between the United States and Debtors approved by the Court on January 18, 2000 ("HHS Stipulation")), and provided further that, notwithstanding anything to the contrary in this Order, Ciena Buyer will not be released from any otherwise applicable successor liability for any claim against the applicable Subject Debtor under such assumed and assigned Provider Agreement arising prior to the effective date of the assignment of such Provider Agreement to Ciena Buyer, but, as set forth in the Ciena Buyer Purchase Agreement, Ciena Buyer shall have an administrative claim for indemnification against PHCM with respect to any such successor liability; and provided further, that notwithstanding the foregoing: (i) no claim for successor liability under any such assumed and assigned Provider Agreement shall be made or prosecuted against Ciena Buyer and no request for payment of any administrative claim under such assumed and assigned Provider Agreement shall be made against the applicable Subject Debtor until the earlier of: (a) the confirmation of a plan of reorganization for the applicable Subject Debtor under such assumed and assigned Provider Agreement; (b) the conversion of such Subject Debtor's chapter 11 case to a case under chapter 7 of the Bankruptcy Code; or (c) an agreement by the Debtors and HCFA to resolve the claims which HCFA has asserted against the Debtors on terms which do not include as part of such agreement a release of successor liability with respect to the assumed and assigned Provider Agreements or the satisfaction of the administrative claim respecting the assumed and assigned Provider Agreements; and (ii) the running of any applicable statute of limitations or other time


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period for asserting a claim for successor liability against Ciena Buyer under any such assumed and assigned Provider Agreement shall be tolled from the date of entry of this Order until the earliest of the three dates described in clause
(i).

                  17. Notwithstanding any other provision of this Order, Ciena Buyer shall succeed to the quality of care history of the Subject Debtors as to the Ciena Facilities.

                  18. This Order (a) is and shall be effective as a determination that, on and as of the closing under the Ciena Buyer Purchase Agreement, and except as provided in Paragraph 6, all Interests or Claims existing as and to the Cigna Facilities and all personal property being transferred in connection therewith before the closing have been unconditionally released, discharged, and eliminated (with such Interests or Claims to attach to PHCM's undivided 50% interest in the Ciena Buyer Note that is not being transferred to Omega as provided in paragraph 6), and that the conveyance of the Ciena Facilities and all personal property being transferred in connection therewith described herein has been effected; and (b) is and shall be binding upon and govern the acts of all entities including without limitation all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks, or other intellectual property, administrative agencies, governmental departments, secretaries of federal, state, and focal officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Assets.

                  19. To the greatest extent allowed by applicable law, and except as otherwise provided in the Ciena Buyer Purchase Agreement and in Paragraph 6 hereof, Ciena Buyer is not acquiring or assuming, and the consummation of the Ciena Buyer Purchase Agreement shall not subject Ciena Buyer to, any debts, liabilities, obligations, commitments, responsibilities, or claims of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, existing as of the date hereof or hereafter arising, of or against the Subject Debtors or any affiliate of the Subject Debtors by reason of such transfer, assignment, and delivery under the


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laws of the United States, any state, territory, or possession thereof, or the
District of Columbia, applicable to such transactions.

                  20. If any person or entity that has filed financing statements or other documents or agreements evidencing Interests or Claims on or in the Ciena Facilities shall not have delivered to the Subject Debtors before the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction or releases of all Interests or Claims or other interests that the person or entity has with respect to any of the Ciena Facilities and related personal property, free and clear of which the Ciena Facilities are being transferred under this Order, the Subject Debtors are hereby authorized to execute and file such statements, instruments, releases, and other documents on behalf of the person or entity with respect to any such Ciena Facility.

                  21. The Omega Agreement, the Ciena Buyer Purchase Agreement, and the transactions contemplated thereby shall be enforceable against and binding upon, and not subject to rejection or avoidance by, the Subject Debtors or any chapter 7 or chapter 11 trustee of the Subject Debtors and their respective estates.

                  22. The Omega Agreement, the Ciena Buyer Purchase Agreement, and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto in accordance with the terms thereof without further order of the Court, provided that any such modification, amendment, or supplement is not material.

                  23. The Subject Debtors shall not reject the Omega Agreement, the Ciena Buyer Purchaser Agreement, or any agreements executed pursuant thereto under section 365 of the Bankruptcy Code and shall not modify or amend any of such agreements under any plan or plans of reorganization.

                  24. Ciena Buyer is a good-faith purchasers, entitled to the protection of section 363(m) of the Bankruptcy Code in the event that this Order is reversed or modified on appeal.


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                  25.      The consideration provided by Omega pursuant to the
Omega Agreement and by Ciena Buyer pursuant to the Ciena Buyer Purchase Agreement shall be deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code or tinder the laws of the United States, any state, territory, possession, or the District of Columbia.

                  26. The sale of the Ciena Facilities is fair and reasonable and may not be avoided under section 363(n) of the Bankruptcy Code.

                  27. Any claim of the Ciena Buyer against any of the PHCM Debtors under the Ciena Buyer Purchase Agreement, including, without limitation, any indemnification claim, shall constitute and be treated as a cost of administration against such PHCM Debtor or Debtors under section 503(a) of the Bankruptcy Code.

                  28. Ciena Buyer is hereby ordered to handle payments received by Ciena Buyer after the Effective Time (as defined in the Ciena Buyer Purchase Agreement), whether from private pay sources, including patients, or from third-party payers, such as Medicare, Medicaid and VA, for services rendered by any of the PHCM Debtors in the cost reporting period in which the Effective Time occurs, as follows:

                           a. If and to the extent such payments either specifically indicate on the accompanying remittance advice that they relate, or are agreed by the parties to relate, to the period prior to the Effective Time the same shall be remitted by Ciena Buyer to PHCM within seven (7) days after receipt thereof; provided, however, during the first sixty (60) days following the Effective Time, in the event payment is received without remittance advice such payments shall be first applied to any pre-Closing balances of the PHCM Debtors, with any remaining portion of the payment remitted to Ciena Buyer;

                           b. If and to the extent such payments either specifically indicate on the accompanying remittance advice that they relate, or are agreed by the parties to relate, to the period on or after the Effective Time, they shall be retained by Ciena Buyer;

                           c. In the event Ciena Buyer and PHCM mutually determine that any payment was misapplied by the parties, the party which erroneously received said


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         payment shall remit the same to the other within three (3) days after said determination is made; and

                           d. PHCM shall have the right to inspect all pertinent records of Ciena Buyer, and Ciena Buyer shall have the right to inspect all pertinent records of PHCM, in order to confirm the parties' mutual compliance with the obligations imposed on them under this paragraph 27.

                  29. Ciena Buyer will cooperate with PHCM and the other PHCM Debtors in the continued collection of the Receivables (as defined in the Ciena Buyer Purchase Agreement). For a period of twenty-four (24) months after the Closing Date, Ciena Buyer shall permit PHCM's accountants and other agents access, at times designated by Ciena Buyer, upon reasonable prior notice, to its books and records relating to the Ciena Facilities, including all such records relating to the posting of receipts and payments to enable PHCM to verify that Ciena Buyer has fully performed its obligations under this Order. Ciena Buyer shall have the right to have a representative present in connection with any review of such books and records.

                  30. Funds which may be due and owing from HCFA as result of the appeals as to, settlement of, or the reversal of, the disallowance of costs of therapy services rendered to patients at the Ciena Facilities (which funds are commonly referred to as, and included as part of, the "Prudent Buyer Appeals Monies") are not being sold, assigned, or in any way transferred by the entry of this Order or the sale to the Ciena Buyer authorized thereby. Further, this Order and the documents authorized for execution by the Debtors by this Order are not intended to determine, and shall not be construed as a determination or admission, by this Court or any party as to the classification of the Prudent Buyer Appeal Monies as an account receivable due to the Seller or the Subsidiary Lessees or as to any right, title or interest held by any party in the Prudent Buyer Appeal Monies.

                  31. The rejection of the Nonexclusive Ancillary Therapy Services Agreement between NovaCare, Inc. and Frenchtown Nursing Home, Inc. dated October 1, 1995 and amendments, if any, thereto ("NovaCare-Frenchtown Agreement") shall not constitute or be


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deemed to be an admission, finding, or determination that the
NovaCare-Frenchtown Agreement is an executory contract pursuant to Bankruptcy Code 365.

                  32. Except for any determination which the Court may subsequently make as to the effect, if any, of the rejection of the NovaCare-Frenchtown Agreement, this Order and the documents authorized for execution by the Debtors by this Order, shall not impact, impair, or in any way effect the rights and interests, if any, presently held by NovaCare, Inc. or NovaCare Holdings, Inc. (collectively "NCH") in the Prudent Buyer Appeal Monies or the relief being sought with respect thereto by NCH in the pending adversary proceeding captioned NovaCare Holdings, Inc. v. Mariner Post-Acute Network, Inc., et al., Adversary Proceeding No. 00-1577 (MFW).

                  33. The failure specifically to include any particular provision of the Omega Agreement or the Ciena Buyer Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Omega Agreement and the Ciena Buyer Purchase Agreement be authorized and approved in their entirety.

                  34. This Order shall be effective and enforceable immediately upon entry, notwithstanding Bankruptcy Rule 6004(g).

                  35. This Court shall retain jurisdiction to decide any disputes arising among Omega, Ciena Buyer, the Subject Debtors, or any other person or entity with respect to the Omega Agreement, the Ciena Buyer Purchase Agreement, this Order or any other documents, instruments or agreements executed in connection with the transactions approved herein. In addition, and without in any manner limiting the scope of the foregoing, this Court shall retain jurisdiction to enforce this Order in order to bar the enforcement or assertion of any encumbrances or other claims against the Ciena Buyer and its successors and assigns, the assets being transferred pursuant to the Ciena Buyer Purchase Agreement, or any other assets of Ciena Buyer and its successors and assigns, to the extent that the assertion of such encumbrances or


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other claims by any holder of Claims or Interests against any of the Subject
Debtors is prohibited by the terms of this Order.

Dated: January 11, 2001
       Wilmington, Delaware


                                             /s/ Mary F. Walrath
                                             -----------------------------------
                                             The Honorable Mary F. Walrath
                                             U.S. Bankruptcy Judge



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